Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Directors of NSTAR Electric Company:

We have reviewed the accompanying condensed consolidated balance sheet of NSTAR Electric Company and its subsidiaries (the “Company”) as of September 30, 2011, and the related condensed consolidated statements of income and retained earnings for each of the three-month and nine-month periods ended September 30, 2011 and 2010 and the condensed consolidated statement of cash flows for the nine-month periods ended September 30, 2011 and 2010. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2010, and the related consolidated statements of income and retained earnings and of cash flows for the year then ended (not presented herein), and in our report dated February 14, 2011, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2010 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note A to the condensed consolidated financial statements, NSTAR signed an Agreement and Plan of Merger on October 16, 2010 with Northeast Utilities.

/s/ PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts

November 7, 2011